Exhibit 10.16

MASTER SERVICE AGREEMENT

This Master Service Agreement (this “Agreement”) is entered into this 15th day of July, 2004 (“Effective Date”) by and between LEVEL 3 COMMUNICATIONS, LLC (“Level 3”) and Vonage Holdings Corp. (“Customer”).

ARTICLE 1. DEFINITIONS

1.1.                              “Affiliate” shall mean an entity that now or in the future, directly or indirectly controls, is controlled by, or is under common control with, a party to this Agreement. For purposes of the foregoing, “control” shall mean the ownership of (i) greater than fifty percent (50%) of the voting power to elect the directors of the company, or (ii) greater than fifty percent (50%) of the ownership interest in the company.

1.2.                              “Connection Notice” shall mean a written notice from Level 3 that the Service ordered has been installed by Level 3 pursuant to the Customer Order, and has been tested and is functioning properly.

1.3.                              “Customer Commit Date” shall mean the date that Service will be available to Customer, as set forth in the Customer Welcome Letter or such other written notice from Level 3 to Customer. Notwithstanding anything in this Agreement or any Customer Order to the contrary, no Customer requested date for delivery of Service will be effective unless and until confirmed in writing by Level 3 through the delivery to Customer of the Customer Commit Date. See Section 2.2(B) for overly long CCD.

1.4.                              “Customer Order” shall mean a request for Service submitted by Customer in the form designated by Level 3.

1.5.                              “Customer Premises” shall mean the location or locations occupied by Customer or its end users to which Service is delivered.

1.6.                              “Customer Welcome Letter” shall mean a written communication from Level 3 to Customer informing Customer of Level 3’s acceptance of the Customer Order.

1.7.                              “Excused Outage” shall mean any outage, unavailability, delay or other degradation of Service related to, associated with or caused by scheduled maintenance (as described in Section 2.7 hereof), actions or inactions of Customer or its end users, Customer provided power or equipment or an event of force majeure as defined in Section 7.1.

1.8.                              “Facilities” shall mean any property owned, licensed or leased by Level 3 or any of its Affiliates and used to deliver Service, including terminal and other equipment, conduit, fiber optic cable, optronics, wires, lines, ports, routers, switches, channel service units, data service units, cabinets, racks, private rooms and the like.

1.9.                              “Gateway” shall mean data center space owned or leased by Level 3 or any of its Affiliates for the purpose of, among other things, locating and colocating communications equipment.

1.10.                        “Local Loop” shall mean the connection between Customer Premises and a Level 3 Gateway or other Facility.

1.11.                        “Megabit per second” or “Mbps” shall mean a unit of data rate equal to 1 million bits per second.

1.12.                        “Off-Net” shall mean Service that originates from or terminates to any location that is not on the Level 3 network.

1.13.                        “On-Net” shall mean Service that originates from and terminates to a location that is on the Level 3 network.

Pages where confidential treatment has been requested are stamped, "Confidential treatment has been requested. The redacted material has been separately filed with the commission.'' All redacted material has been marked by an asterisk (*).

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1.14.                        “Service” shall mean any Level 3 service described in a Service Schedule and identified on a particular line item of a Customer Order.

1.15.                        “Service Commencement Date” shall mean the first to occur of (i) the date set forth in any Connection Notice, unless Customer notifies Level 3 that the Service is not functioning properly as provided in Section 3.1 (or, if two or more Services are designated as “bundled” or as having a “sibling relationship” in any Customer Order, the date set forth in the Connection Notice for all such Services); and (ii) the date Customer begins using the Service.

1.16.                        “Service Levels” shall mean the specific remedies Level 3 provides regarding installation and performance of Service as set forth in the particular Service Schedule respecting the applicable Service.

1.17.                        “Service Schedule” shall mean a schedule attached hereto, or signed between the parties from time to time and expressly incorporated into this Agreement, setting forth terms and conditions specific to a particular Service, Facilities or other tools made available by Level 3.

1.18.                        “Service Term” shall mean the duration of time (measured starting on the Service Commencement Date) for which Service is ordered, as specified in the Customer Order. The Service Term shall continue on a month-to-month basis after expiration of the stated Service Term, until terminated by either party upon thirty (30) days’ written notice to the other.

ARTICLE 2. DELIVERY OF SERVICE

2.1.                              Submission of Customer Order(s).   To order any Service, Customer may submit to Level 3 a Customer Order requesting Service. The Customer Order and its backup detail must include a description of the Service, the non-recurring charges and monthly recurring charges for Service and the applicable Service Term.

2.2.                              Acceptance by Level 3/ Maximum Customer Commit Date.

(A)                              Upon receipt of a Customer Order, if Level 3 determines to accept the Customer Order, Level 3 will deliver a Customer Welcome Letter for the requested Service. Level 3 will become obligated to deliver any ordered Service only if Level 3 has delivered a Customer Welcome Letter for the particular Service. At any time prior to Level 3’s acceptance of a Customer Order by delivering to Customer a Customer Welcome Letter, Customer may rescind such Customer Order on written notice to Level 3 without termination liability of any kind.

(B)                                Notwithstanding the terms of Section 3.7(A), in the event that the Customer Commit Date for any On-Net Service ordered by Customer is thirty (30) days or more beyond the installation date requested by Customer as set forth in the Customer Order, Customer may rescind the Customer Order for such On-Net Service without termination liability upon written notice to Level 3; provided such notice of rescission is delivered to Level 3 (by email or other form of written notice as permitted by Section 7.4 hereof to Customer’s account representative and billing@Level3.com) within three (3) business days following Customer’s receipt of the Customer Commit Date from Level 3.

(C)                                The terms of this Section 3.7 shall in no event be deemed to waive any right Customer may have under applicable laws.

2.3.                              Credit Approval and Deposits.   Customer will provide Level 3 with credit information as requested, and delivery of Service is subject to credit approval. Level 3 may require Customer to make a deposit or deliver another form of security as a condition to (a) Level 3’s acceptance of any Customer Order; (b) Level 3’s continuation of any usage-based Service; and/or (c) Level 3’s continuation of any non usage-based Service only in the event that Customer fails to make payment to Level 3 of any undisputed amount when due. Any deposit will be limited to two (2) months’ estimated charges for Service and will be due within five (5) business days of Level 3’s written request. Any deposit will be held by Level 3 as security for payment of Customer’s charges. When Service to Customer is terminated, the amount of the deposit will be credited to Customer’s account and any remaining credit balance will be refunded. Any deposit paid by Customer pursuant to this Section 2.3 will be held by Level 3 in accordance with the applicable law governing such deposit.

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2.4.                              Customer Premises.   Customer shall allow Level 3 access to the Customer Premises to the extent reasonably determined by Level 3 to be necessary for the installation, inspection and scheduled or emergency maintenance of Facilities relating to the Service. Level 3 shall notify Customer at least two (2) business days in advance of any regularly scheduled maintenance that will require access to the Customer Premises. Customer will be responsible for providing and maintaining, at its own expense, the level of power, heating and air conditioning necessary to maintain the proper environment for the Facilities on the Customer Premises. In the event Customer fails to do so, Customer shall reimburse Level 3 for the actual and reasonable cost of repairing or replacing any Facilities damaged or destroyed as a result of Customer’s failure. Customer will provide a safe place to work and comply with all laws and regulations regarding the working conditions on the Customer Premises. Level 3 personnel having access to Customer Premises shall abide by all Customer’s posted rules for such access applicable generally to third party personnel, including without limitation safety and security rules.

2.5.                              Level 3 Facilities.   Except as otherwise agreed, title to all Facilities shall remain with Level 3. Level 3 will provide and maintain the Facilities in good working order. Customer shall not, and shall not permit others to, rearrange, disconnect, remove, attempt to repair, or otherwise tamper with any Facilities, without the prior written consent of Level 3. The Facilities shall not be used for any purpose other than in connection with Customer’s purchase of Services and functions ancillary thereto (as generally accepted in the telecommunications industry). Customer shall not take any action that causes the imposition of any lien or encumbrance on the Facilities. In no event will Level 3 be liable to Customer or any other person for interruption of Service or for any other loss, cost or damage caused by or related to improper use or maintenance of the Facilities by Customer or any third party gaining access to the Facilities through Customer in violation of this Agreement, and Customer shall reimburse Level 3 for any damages incurred as a result thereof. Customer agrees (which agreement shall survive the expiration, termination or cancellation of any Customer Order) to allow Level 3 to remove the Facilities from the Customer Premises:

(A)                              after termination, expiration or cancellation of the Service Term of all the applicable Service(s) in connection with which the Facilities were used; or

(B)                                for repair, replacement or otherwise as Level 3 may determine is necessary or desirable, but Level 3 will use reasonable efforts to minimize disruptions to the Service caused thereby.

(C)                                Upon removal of the Facilities, except where the Facilities are promptly replaced, Level 3 will promptly restore the Customer Premises to their original condition, reasonable wear and tear excepted.

2.6.                              Customer-Provided Equipment.   Level 3 may install certain Customer-provided equipment upon installation of Service, but Level 3 shall not be responsible for the operation or maintenance of any Customer-provided equipment. Level 3 undertakes no obligations and accepts no liability for the configuration, management, performance or any other issue relating to any Customer-provided equipment used for access to or the exchange of traffic in connection with the Service.

2.7.                              Scheduled Maintenance.   Scheduled maintenance of the Level 3 network will not normally result in Service interruption or outage. However, in the event scheduled maintenance should require a Service interruption or outage, Level 3 will exercise commercially reasonable efforts to (i) provide Customer with seven (7) days’ prior written notice of such scheduled maintenance, (ii) work with Customer in good faith to attempt to minimize any disruption in Customer’s services that may be caused by such scheduled maintenance, and (iii) to perform such schedule maintenance during the non-peak hours of 12:00 a.m. (midnight) until 6:00 a.m. local time.

ARTICLE 3. BILLING AND PAYMENT

3.1.                              Commencement of Billing.

(A)                              Upon installation and testing of the Service ordered in any Customer Order, Level 3 will deliver to Customer a Connection Notice. Upon receipt of the Connection Notice, Customer shall have a period of seventy two (72) hours to confirm that the Service has been installed and is properly functioning. Unless Customer delivers written notice to Level 3 within such seventy two (72) hour period that the Service is not installed in accordance with the Customer Order and functioning properly, billing shall commence on the applicable Service

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Commencement Date, regardless of whether Customer has procured services from other carriers needed to operate the Service, and regardless of whether Customer is otherwise prepared to accept delivery of ordered Service. In the event that Customer notifies Level 3 within the time period stated above that the Service is not installed and functioning properly, then Level 3 shall correct any deficiencies in the Service and deliver a new Connection Notice to Customer, after which the process stated herein shall be repeated.

(B)                                In the event Customer (in accordance with Section 3.1(A) above) delivers written notice to Level 3 within such seventy-two (72) hour period that the Service is not installed and not functioning properly, Level 3 shall promptly commence to remedy the defect or failure specified in Customer’s notice. Thereafter, Level 3 shall again deliver to Customer a Connection Notice and Customer shall have an additional period of seventy-two (72) hours to confirm that the Service has been installed and is properly functioning. Subject to any termination right Customer may have under Section 4.4 hereof, this procedure shall apply again and successively thereafter until Level 3 has remedied all material defects or failures in the operation of the Service. Notwithstanding the foregoing and unless otherwise agreed by the parties, in the event Level 3 has delivered three (3) Connection Notices for a particular Service and upon conclusion of the third seventy-two (72) hour testing period, the Service still fails to be installed and functioning properly, Customer shall have the right to terminate such Customer Order without termination liability upon five (5) calendar days written notice to Level 3.

3.2.                              Charges.   The Customer Order will set forth the applicable non-recurring charges and recurring charges for the Service. Unless otherwise expressly specified in the Customer Order, any non-recurring charges shall be invoiced by Level 3 to Customer upon the Service Commencement Date. However, in the event such Service requires Level 3 to install or construct additional Facilities in the provision of the Service, such Customer Order may specify non-recurring charges that are payable by Customer in advance of the Service Commencement Date, as mutually agreed between the parties and specified in the Customer Order. If Customer requests and Level 3 approves (in its sole discretion) any changes to the Customer Order or Service after acceptance by Level 3, including, without limitation, the Customer requested date for delivery of Service or Service Commencement Date, additional non-recurring charges and/or monthly recurring charges not otherwise set forth in the Customer Order may apply; provided, that Level 3 will notify Customer of such additional charges at the time the change request is made.

3.3.                              Payment of Invoices.   Invoices are delivered monthly. Level 3 bills in advance for Service to be provided during the upcoming month, except for charges that are dependent upon usage of Service, which are billed in arrears. Billing for partial months is prorated based on a calendar month. All invoices are due thirty (30) days after the date of invoice except that Customer may withhold disputed amounts pursuant to Section 3.6. Unless otherwise specified on the particular invoice, all payments shall be due and payable in U.S. Dollars. Past due amounts bear interest at a rate of 1.5% per month (or the highest rate allowed by law, whichever is less) beginning from the date first due until paid in full.

3.4.                              Taxes and Fees.   All charges for Service are exclusive of Applicable Taxes (as defined below). Except for taxes based on Level 3’s net income, property (other than any allowance for personal property tax expressly set forth in Level 3’s tariff or service guide and applicable to all Level 3 customers) or employment. Customer will be responsible for all applicable taxes that arise in any jurisdiction, including, without limitation, value added, consumption, sales, use, gross receipts, excise, access, bypass, franchise or other taxes, fees, duties, charges or surcharges, however designated, imposed on, incident to, or based upon the provision, sale or use of the Service (collectively “Applicable Taxes”). If Customer is entitled to an exemption from any Applicable Taxes for a particular Service, Customer is responsible for presenting Level 3 with a valid exemption certificate (in a form reasonably acceptable to Level 3). Level 3 will give effect to any such exemption certificate on a prospective basis from and after Level 3’s receipt of such exemption certificate.

3.5.                              Regulatory and Legal Changes.   In the event of any change in applicable law, regulation, decision, rule or order that materially increases the costs or other terms of delivery of Service, Level 3 and Customer will negotiate regarding the rates to be charged to Customer to reflect such increase in cost and, in the event that the parties are unable to reach agreement respecting new rates within thirty (30) days after Level 3’s delivery of written notice requesting renegotiation, then (a) Level 3 may pass such increased costs through to Customer without mark-up, and (b) if Level 3 elects to pass such increased costs through to Customer, Customer may terminate the affected Service

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without termination liability by delivering written notice of termination no later than thirty (30) days after the effective date of such rate increase.

3.6.                              Disputed Invoices/Failure to Invoice.

(A)                              If Customer reasonably disputes any portion of a Level 3 invoice, Customer must pay the undisputed portion of the invoice and submit written notice of the claim (with sufficient detail of the nature of the claim, the amount and invoices in dispute and information necessary to identify the affected Service(s)) for the disputed amount. All claims must be submitted to Level 3 in writing within one hundred and twenty (120) days from the date of the invoice for those Services. Customer waives the right to dispute any charges not disputed within such one hundred and twenty (120) day period. In the event that the dispute is resolved against Customer, Customer shall pay such amounts plus interest at the rate referenced in Section 3.3.

(B)                                Except for taxes and fees due under Section 3.4, if Level 3 fails to invoice Customer as set forth in Section 3.3 above within one hundred and twenty (120) days of the end of the month in which Services were provisioned, Customer shall not be obligated to pay Level 3 for said Service and Level 3 shall forfeit the right to invoice Customer for such Service.

3.7.                            Termination Charges.

(A)                              Customer may cancel a Service following Level 3’s acceptance of the applicable Customer Order and prior to the Customer Commit Date upon prior written notice to Level 3 (with sufficient detail necessary to identify the affected Service). In the event that Customer does so, or in the event that the delivery of such Service is terminated by Level 3 as the result of an uncured default by Customer pursuant to Section 4.2 of this Agreement, Customer shall pay Level 3 a cancellation charge (as Level 3’s sole and exclusive remedy for such cancellation) equal to the sum of;

(i)                                     any third party cancellation/termination charges related to the installation and/or cancellation of any Off-Net Service;

(ii)                                  Level 3’s out of pocket costs (if any) incurred in constructing Facilities in or to the Customer Premises necessary for Service delivery solely to the extent they exceed the non-recurring charges for the cancelled Service;

(iii)                               the * for any cancelled Service; and

(iv)                              for (1) On-Net (3)Link® Private Line Service and (2) On-Net (3)Link® Cross Connect Service and Mondo Condo Fiber Link Service only, * monthly recurring charges for any such cancelled On-Net Service and for all other On-Net Services (except (3)Center® Colocation, (3)CrossRoads® Service, (3)VoIPSM Local Inbound Service, and (3)VoIPSM Toll Free Service, for which there shall be no charge pursuant to this paragraph (iv)), one (1) month’s monthly recurring charges for such cancelled On-Net Service.

Customer’s right to cancel any particular Service under this Section 3.7(A) shall automatically expire and shall no longer apply upon the later of (x) Level 3’s delivery to Customer of a Connection Notice for such Service or (y) if two or more Services are designated as “bundled” or as having a “sibling relationship” in any Customer Order, Level 3’s delivery to Customer of a Connection Notice for all such Services.

(B)                                In addition to Customer’s right of cancellation under Section 3.7(A) above, Customer may terminate Service prior to the end of the Service Term upon thirty (30) days’ prior written notice to Level 3 (with sufficient detail necessary to identify the affected Service). In the event that, after either the original Customer Commit Date (if Customer requests and Level 3 agrees to a delay in delivery of a particular Service) or Customer’s receipt of the Connection Notice for a particular Service (whichever occurs first) and prior to the end of the Service Term, (1) Customer terminates Service other than pursuant to Section 4.3 or under other circumstance giving Customer an express right to terminate or cancel the Service without liability, or (2) the delivery of Service is terminated by Level 3

* Confidential treatment has been requested. The redacted material has been separately filed with the Commission.

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as the result of an uncured default by Customer pursuant to Section 4.2 of this Agreement, Customer shall pay Level 3 a termination charge (as Level 3’s sole and exclusive remedy for such termination) equal to the sum of:

(i)                                     all unpaid amounts for Service provided through the date of termination;

(ii)                                  any actual and documented (by either an invoice showing the amount owed by Level 3 or other evidence reasonably satisfactory to Customer) third party cancellation/termination charges related to the installation and/or termination of any Off-Net Service;

(iii)                               the non-recurring charges for any cancelled Service, if not already paid;

(iv)                              for any On-Net Service other than those Services listed in Section 7.12 of this Agreement (as of the Effective Date) and unless otherwise agreed by the parties hereto in writing, the percentage of the monthly recurring charges for the terminated On-net Service calculated from the effective date of termination as (a) * of the remaining monthly recurring charges that would have been incurred for the On-Net Service for months 1-12 of the Service Term, plus (b) * of the remaining monthly recurring charges that would have been incurred for the On-Net Service for months 13-24 of the Service Term, plus (c) * of the remaining monthly recurring charges that would have been incurred for the On-Net Service for months * through the end of the Service Term; and

(v)                                 for any On-Net Service listed in Section 7.12 of this Agreement (as of the Effective Date), the percentage of the monthly recurring charges for the terminated On-net Service calculated from the effective date of termination as (a) * of the remaining monthly recurring charges that would have been incurred for the On-Net Service for months 1-12 of the Service Term, plus (b) * of the remaining monthly recurring charges that would have been incurred for the On-Net Service for months 13 through the end of the Service Term.

(vi)                              The parties acknowledge and agree that the terms of Section 3.7(B)(iv) above may be renegotiated upon any negotiation or execution of a new Service Schedule to this Agreement.

(C)                                The parties acknowledge that the cancellation or termination charges set forth in this Section 3.7 are a genuine estimate of the actual damages that Level 3 will suffer and are not a penalty.

3.8.                              Fraudulent Use of Services.   Customer is responsible for all charges attributable to Customer incurred respecting the Service. In the case of usage-based Services, Customer is responsible for all usage charges even if incurred as the result of fraudulent or unauthorized use of Service; except that Customer shall not be responsible for fraudulent or unauthorized use by Level 3 or its employees or contractors.

ARTICLE 4. TERM AND TERMINATION

4.1.                              Term.

(A)                              This Agreement shall become effective on the Effective Date and shall continue for a period of two (2) years thereafter (“Agreement Term”), unless earlier terminated as provided herein. At the end of the initial Agreement Term, the Agreement Term shall automatically renew on a month-to-month basis until terminated by either party upon thirty (30) days’ prior written notice to the other party.

(B)                                Except as otherwise set forth herein, Level 3 shall deliver the Service for the entire duration of the Service Term, and Customer shall pay all charges for delivery thereof through the end of the Service Term. To the extent that the Service Term for any Service extends beyond the Agreement Term, then this Agreement shall remain in full force and effect for such Service until the expiration or termination of such Service Term.

4.2.                              Default By Customer.   If (i) Customer makes a general assignment for the benefit of its creditors, files a voluntary petition in bankruptcy or any petition or answer seeking, consenting to, or acquiescing in reorganization, arrangement, adjustment, composition, liquidation, dissolution or similar relief; (ii) an involuntary petition in bankruptcy or other insolvency protection against Customer is filed and not dismissed within sixty (60) days; (iii) Customer fails to make any payment required hereunder when due, and such failure continues for a period of five

* Confidential treatment has been requested. The redacted material has been separately filed with the Commission.

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(5) business days after written notice from Level 3, or (iv) Customer fails to observe and perform any material term of this Agreement (other than payment terms) and such failure continues for a period of thirty (30) days after written notice from Level 3; then Level 3 may:  (A) terminate this Agreement and any Customer Order, in whole or in part, in which event Level 3 shall have no further duties or obligations thereunder, and/or (B) subject to Section 5.1, pursue any remedies Level 3 may have under this Agreement, at law or in equity.

4.3.                              Default By Level 3.   If (i) Level 3 makes a general assignment for the benefit of its creditors, files a voluntary petition in bankruptcy or any petition or answer seeking, consenting to, or acquiescing in reorganization, arrangement, adjustment, composition, liquidation, dissolution or similar relief; (ii) an involuntary petition in bankruptcy or other insolvency protection against Level 3 is filed and not dismissed within sixty (60) days; or (iii) Level 3 fails to observe and perform any material term of this Agreement (other than as provided in Section 4.4 and Article 6) and such failure continues for a period of thirty (30) days after written notice from Customer; then Customer may:  (A) terminate this Agreement and/or any Customer Order, in whole or in part, in which event Customer shall have no further duties or obligations thereunder, and/or (B) subject to Section 5.1, pursue any remedies Customer may have under this Agreement, at law or in equity.

4.4.                              Right of Termination for Installation Delay.

In lieu of any Service Level credits for installation delays, if Level 3’s installation of Service is delayed for more than thirty (30) calendar days beyond the Customer Commit Date for reasons other than an Excused Outage, Customer may terminate and discontinue the affected Service upon written notice to Level 3 and without payment of any applicable termination charge; provided such written notice is delivered prior to Level 3 delivering to Customer the Connection Notice for the affected Service. This Section 4.4 shall not apply to any Service where Level 3 (or a third party contractor engaged by Level 3) is constructing Facilities in or to the Customer Premises necessary for delivery of such Service. The parties hereto each acknowledge and agree that no construction of Facilities in or to Customer Premises for the delivery of Service may be ordered via a Customer Order, but instead the parties will agree to the terms of such construction by a written addendum to this Agreement. In developing such addendum, the parties agree to discuss in good faith pertinent deadlines for completion of such construction and termination and/or other remedies for failure to meet such deadlines, provided that such deadlines and remedies will apply only to the extent incorporated in such addendum.

4.5.                              Termination and Bundled Services.   In the event that (i) Customer terminates Service pursuant to Section 4.3 or under other circumstance giving Customer an express right to terminate or cancel the Service without liability or (ii) Level 3 terminates a service (other than for Customer default pursuant to Section 4.2) (such Service, in either case, the “Terminated Service”) and such Terminated Service is designated as “bundled” or as having a “sibling” or “dependent” relationship to another Service in any Customer Order for such other Service or other written communication by Customer to Level 3 prior to Level 3’s delivery to Customer of the Customer Welcome Letter for such other Service (such other Service, the “Sibling Service”), then Customer shall have the same right of termination with regard to the Sibling Service that it, or Level 3, as applicable, has for the Terminated Service (including, without limitation any time limitations or notice requirements with regard to Customer’s right to terminate the Terminated Service); provided, that Customer terminates both the Terminated Service and Sibling Service at the same time and either under the same notice of termination to Level 3 as the Terminated Service or by subsequent notice of termination within five (5) business days after the notice of termination of the Terminated Service.

ARTICLE 5. LIABILITIES AND INDEMNIFICATION

5.1.                              No Special Damages.   Notwithstanding any other provision hereof other than Section 5.2 and 5.4, neither party shall be liable for any damages for loss of profits, loss of revenues, loss of goodwill, loss of anticipated savings, loss of data or cost of purchasing replacement services, or any indirect, incidental, special, consequential, exemplary or punitive damages arising out of the performance or failure to perform under this Agreement or any Customer Order.

5.2.                              Personal Injury and Death.   Nothing in this Agreement shall be construed as limiting the liability of either party for personal injury or death resulting from the negligence of a party or its employees.

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5.3.                              Disclaimer of Warranties.   LEVEL 3 MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE, EXCEPT THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY APPLICABLE SERVICE SCHEDULE.

5.4.                              Indemnification.   Each party shall indemnify the other from any claims by third parties and expenses (including legal fees and court costs) respecting damage to tangible property, personal injury or death caused by such party’s negligence or willful misconduct arising in connection with this Agreement.

ARTICLE 6. SERVICE LEVELS

6.1.                              Service Interruptions and Delivery.   To report issues related to Service performance, Customer may contact Level 3 Customer Service by calling toll free in the U.S. 1-877-4LEVEL3 (1-877-453-8353) or such other numbers for Level 3 Customer Service in other countries as published on www.level3.com. In order for Level 3 to investigate any reported issues, Customer agrees to provide Level 3 with supporting information as reasonably requested by Level 3, which may include (as applicable), without limitation, circuit ID, circuit end-point(s), IP address(es), originating phone number and terminating phone number. In the event of any damages arising out of Level 3’s furnishing or failure to furnish Services under this Agreement, Customer’s sole remedies are contained in (a) the Service Levels applicable (if any) to the affected Service, (b) the chronic outage provision (if any) set forth in the Service Schedule applicable to the affected Service, and (c) Section 4.4 above.

6.2.                              Service Level Credits.   In the event Level 3 does not achieve a particular Service Level in a particular month, Level 3 will issue a credit to Customer as set forth in the applicable Service Schedule upon Customer’s request. Level 3’s maintenance log and trouble ticketing systems will be used for calculating any Service Level events. To request a credit, Customer must contact Level 3 Customer Service or deliver a written request (with sufficient detail necessary to identify the affected Service) pursuant to Section 7.4 within sixty (60) days of the end of the month for which a credit is requested. Level 3 Customer Service may be contacted by calling toll free in the U.S. 1-877-4LEVEL3 (1-877-453-8353) or such other numbers for Level 3 Customer Service in other countries as published on www.level3.com. In no event shall the total amount of credits issued to Customer per month exceed the non-recurring charges and monthly recurring charges invoiced to Customer for the affected Service for that month.

ARTICLE 7. GENERAL TERMS

7.1.                              Force Majeure.   Neither party shall be liable, nor shall any credit allowance or other remedy be extended, for any failure of performance or equipment due to causes beyond such party’s reasonable control (“force majeure event”). In the event Level 3 is unable to deliver Service as a result of a force majeure event, Customer shall not be obligated to pay Level 3 for the affected Service for so long as Level 3 is unable to deliver the affected Service and in the event such inability persists for more than thirty (30) consecutive days, Customer may terminate the affected Service without liability upon prior written notice to Level 3; provided Level 3 has not resumed delivery of the affected Service prior to Customer’s delivery to Level 3 of such written notice of termination.

7.2.                              Assignment and Resale.   Neither party may assign its rights and obligations under this Agreement or any Customer Order without the express prior written consent of the other party, which will not be unreasonably withheld except that either party may, without such consent, assign this Agreement or any Customer Order to any of its Affiliates. This Agreement shall apply to any permitted transferees or assignees. Notwithstanding any assignment, Customer shall remain liable for the payment of all charges due and Level 3 shall remain liable for the performance of all its obligations under each Customer Order; except Customer shall be released from all future payment obligations accruing under any Customer Order assigned to an Affiliate of Customer, provided such Affiliate receives credit approval by Level 3 and/or pays to Level 3 a creditworthiness deposit as reasonably requested by Level 3. Customer may use the Service in providing voice over IP services to its customers provided that Customer agrees to indemnify, defend and hold Level 3 harmless from claims made against Level 3 by such customers of Customer.

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7.3.                              Affiliates.

(A)                              Service may be provided to Customer pursuant to this Agreement by an Affiliate of Level 3, including, without limitation, an Affiliate authorized to provide Service in a country other than the country within which this Agreement has been executed. If a Customer Order requires the delivery of Service in a jurisdiction where, in order for such Customer Order to be enforceable against the parties, additional terms must be added, then the parties shall incorporate such terms into the Customer Order (preserving, to the fullest extent possible, the terms of this Agreement). Notwithstanding any provision of Service to Customer pursuant to this Agreement by an Affiliate of Level 3, Level 3 shall remain responsible to Customer for the delivery and performance of the Service in accordance with the terms and conditions of this Agreement.

(B)                                The parties acknowledge and agree that Customer’s Affiliates may purchase Service under this Agreement; provided, however, any such Customer Affiliate purchasing Service hereunder agrees that such Service is provided pursuant to and governed by the terms and conditions of this Agreement. Customer shall be jointly and severally liable for all claims and liabilities arising under this Agreement related to Service ordered by any Customer Affiliate, and any event of default under this Agreement by any Customer Affiliate shall also be deemed an event of default by Customer. Any reference to Customer in this Agreement with respect to Service ordered by a Customer Affiliate shall also be deemed a reference to the applicable Customer Affiliate.

(C)                                Notwithstanding anything in this Agreement to the contrary, either party may provide a copy of this Agreement to its Affiliate or such other party’s Affiliate for purposes of this Section 7.3, without notice to, or consent of, the other party.

7.4.                              Notices.   Notices hereunder shall be in writing and sufficient and received if delivered in person, or when sent via facsimile, pre-paid overnight courier, electronic mail (if an e-mail address is provided below) or sent by U.S. Postal Service (or First Class International Post (as applicable)), addressed as follows:

IF TO LEVEL 3:

For billing inquiries/disputes, requests for Service Level credits and/or requests for disconnection of Service (for other than default):

Level 3 Communications, LLC
1025 Eldorado Blvd.
Broomfield, Colorado  80021
Attn:  Director, Billing
Facsimile:  (877) 460-9867
E-mail:  billing@level3.com

For all other notices:

Level 3 Communications, LLC
1025 Eldorado Blvd.
Broomfield, Colorado  80021
Attn:  General Counsel
Facsimile:  (720) 888-5128

IF TO CUSTOMER:

Vonage Holdings Corp.
2147 Route 27
Edison, New Jersey  08817-3329
Attn:  Michael Tribolet, EVP, Network Operations
Facsimile:  732-476-5243

or at such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices shall be deemed to have been given on (i) the date delivered if delivered

9

personally, (ii) the business day after dispatch if sent by overnight courier, (iii) the third business day after posting if sent by U.S. Postal Service (or other applicable postal delivery service), or (iv) the date of transmission if delivered by facsimile or electronic mail (or the business day after transmission if transmitted on a weekend or legal holiday). Notwithstanding the foregoing, any notices delivered by Level 3 to Customer or vice versa in the normal course of provisioning of Service hereunder shall be deemed properly given if delivered via any of the methods described above or via electronic mail to the address listed on any Customer Order.

7.5.                              Acceptable Use Policy.   Customer’s use of Service shall comply with Level 3’s Acceptable Use Policy and Privacy Policy, as communicated in writing to Customer from time to time and which are also available through Level 3’s web site at www.level3.com. Level 3 will notify Customer of complaints received by Level 3 regarding each incident of alleged violation of Level 3’s Acceptable Use Policy by Customer or third parties that have gained access to the Service through Customer. Customer agrees that it will promptly investigate all such complaints and take all necessary actions to remedy any actual violations of Level 3’s Acceptable Use Policy. Level 3 may identify to the complainant that Customer, or a third party that gained access to the Service through Customer, is investigating the complaint and may provide the complainant with the necessary information to contact Customer directly to resolve the complaint. Customer shall identify a representative for the purposes of receiving such communications.

7.6.                              Data Protection.   During the performance of this Agreement, it may be necessary for Level 3 to transfer, process and store billing and utilization data and other data necessary for Level 3’s operation of its network and for the performance of its obligations under this Agreement. The transfer, processing and storing of such data may be to or from the United States. Customer hereby consents that Level 3 may (i) transfer, store and process such data in the United States; and (ii) use such data for its own internal purposes as allowed by law. This data will not be disclosed to third parties.

7.7.                              Contents of Communications.   Level 3 shall have no liability or responsibility for the content of any communications transmitted via the Service (except for content solely created by Level 3), and Customer shall defend, indemnify and hold Level 3 harmless from any and all claims (including claims by governmental entities seeking to impose penal sanctions) related to such content or for claims by third parties relating to Customer’s use of Service. Level 3 provides only access to the Internet; Level 3 does not operate or control the information, services, opinions or other content of the Internet. Customer agrees that it shall make no claim whatsoever against Level 3 relating to the content of the Internet or respecting any information, product, service or software ordered through or provided by virtue of the Internet other than the Services expressly provided by Level 3 under this Agreement.

7.8.                              Marks and Publicity.

(A)                              Neither party shall have the right to use the other party’s or its Affiliates’ trademarks, logos, service marks or trade names without the prior written consent of the other party. The marks used in this Agreement and referenced as such are either registered service marks or service marks of Level 3 Communications, Inc., its Affiliates or third parties in the United States and/or other countries.

(B)                                Neither party shall issue any press release relating to any contractual relationship between Level 3 and Customer, except as may be required by law or agreed between the parties in writing.

7.9.                              Non-Disclosure.   Any information or documentation disclosed between the parties during the performance of this Agreement shall be subject to the terms and conditions of the applicable non-disclosure agreement then in effect between the parties.

7.10.                        (INTENTIONALLY LEFT BLANK).

7.11.                        Governing Law.   This Agreement shall be governed and construed in accordance with the laws of the State of New York, U.S.A., without regard to its choice of law rules.

7.12.                        Entire Agreement.   This Agreement, including any Service Schedule(s) and Customer Order(s) executed hereunder, constitutes the entire and final agreement and understanding between the parties with respect to the

10

Service and supersedes all prior agreements relating to the Service, (including without limitation those certain Terms for Delivery of Service as modified by the Addendum dated May 25, 2001 between Level 3 and Min-X.com, Inc. a predecessor entity of Customer), which are of no further force or effect. The Service Schedules attached hereto are listed below:

Service Schedule– (3)Link® Private Line Service

Service Schedule– (3)Center® Colocation

Service Schedule– (3)Link® Cross Connect Service and
Mondo Condo Fiber Link Service

Service Schedule– Online Customer Service Center

Service Schedule– (3)CrossRoads® Service

Service Schedule– (3)VoIPSM Local Inbound Service

Service Schedule– (3)VoIPSM Toll Free Service

All Service Schedules, whether attached hereto or executed between the parties after the Effective Date, are integral parts hereof and are hereby made a part of this Agreement.

7.13.                        Amendment.   This Agreement, and any Service Schedule or Customer Order, may only be modified or supplemented by an instrument in writing executed by a duly authorized representative of each party. Without limiting the generality of the foregoing, any handwritten changes to a Customer Order or any terms and conditions included in any Customer-provided purchase order shall be void unless acknowledged and approved in writing by a duly authorized representative of each party.

7.14.                        Order of Precedence.   In the event of any conflict between this Agreement and the terms and conditions of any Service Schedule and/or Customer Order, the order of precedence is as follows:  (1) first, the Service Schedule, (2) second, this Agreement, and (3) third, the Customer Order.

7.15.                        Survival.   The provisions of this Article 7 and Articles 3, 5 and 6 and any other provisions of this Agreement that by their nature are meant to survive the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement.

7.16.                        Relationship of the Parties.   The relationship between Customer and Level 3 shall not be that of partners, agents, or joint venturers for one another, and nothing contained in this Agreement shall be deemed to constitute a partnership or agency agreement between them for any purposes, including, without limitation, for federal income tax purposes.

7.17.                        No Waiver.   No failure by either party to enforce any right(s) hereunder shall constitute a waiver of such right(s).

7.18.                        Severability.   If any provision of this Agreement shall be declared invalid or unenforceable under applicable law, said provision shall be ineffective only to the extent of such declaration and such declaration shall not affect the remaining provisions of this Agreement. In the event that a material and fundamental provision of this Agreement is declared invalid or unenforceable under applicable law, the parties shall negotiate in good faith respecting an amendment hereto that would preserve, to the fullest extent possible, the respective rights and obligations imposed on each party under this Agreement as originally executed.

7.19.                        Joint Product.   The parties acknowledge that this Agreement is the joint work product of the parties. Accordingly, in the event of ambiguities in this Agreement, no inferences shall be drawn against either party on the basis of authorship of this Agreement.

7.20.                        Third Party Beneficiaries.   This Agreement shall be binding upon, inure solely to the benefit of and be enforceable by each party hereto and their respective successors and assigns hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any thirty party any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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7.21.                        Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument. Facsimile signatures shall be sufficient to bind the parties to this Agreement.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the Effective Date written above.

LEVEL 3 COMMUNICATIONS, LLC (“Level 3”)		VONAGE NETWORK INC. (“Customer”)

By	/s/ John Ryan	By	/s/ Michael Tribolet

Name	John Ryan	Name	Michael Tribolet

Title	SVP	Title	Executive Vice President of Operations

12

SERVICE SCHEDULE
EMERGENCY CALL ROUTING SERVICE

This Service Schedule for Emergency Call Routing Services (“Service Schedule”) is entered into this 29th day of August, 2005 (“Effective Date’) by and between LEVEL 3 COMMUNICATIONS, LLC (“Level 3”) and VONAGE NETWORK INC. (“Customer”). This Service Schedule is governed by and subject to the Master Service Agreement between Level 3 and Vonage Holding Corp. dated July 15, 2004 (“Agreement”), and is hereby incorporated into and made a part of the Agreement. To The extent that the terms of this Service Schedule conflict with the terms of the Agreement, the terms of this Service Schedule shall govern.

WHEREAS Level 3 maintains and is building a 911 Service platform, including connectivity by Level 3 to 911 Selective Routers across a portion of the Vonage Footprint; and

WHEREAS Customer seeks access to Level 3’s 911 Service platform so that, in connection with services offered by Customer and others, Customer’s End Users may place 911 Calls and receive 911 Services from Customer; and

WHEREAS the Parties wish to enter into an agreement whereby Level 3 and Customer will establish, as described herein, the necessary functionality, connectivity, selective routing, and other features designed to enable End User 911 Calls to reach Covered PSAPs and provide location and call back number information within the areas served by Covered PSAPs, thus enabling 911 Service.

1.                                      DEFINITIONS.   Capitalized terms used and not otherwise defined below shall have the meanings set forth in the Agreement.

“911 Call” means a telephone call placed by an End User dialing “9-1-1” seeking 911 Service.

“911 Selective Router” means the telephone switch or functional equivalent, controlled by the relevant local exchange carrier (LEC), which determines the PSAP to which a 911 Call should be delivered based upon the ESQK that is derived based on the Registered Location of the End User.

“911 Service” means functionality allowing an End User to contact the PSAP servicing the geographic area in which the End User is located, and includes “Enhanced” functionality providing the PSAP with the capability to determine the End User’s address and call back telephone number (where the PSAP has such capability).

“911 Supported PSAPs” shall mean: a) the * PSAPs (identified at Exhibit “B” hereto (covering 66% of US Households as of the Effective Date)) which, as of the Effective Date support the termination of 911 Calls delivered by Level 3 through direct wireline trunking (but do not yet support ECR Services); plus b) * presently unknown PSAPs (covering an additional 3% of US Households (and which will be added to Exhibit B by Level 3 upon notification to Customer identifying such PSAP’s)) which will, following the Effective Date, also support the termination of 911 Calls delivered by Level 3 through direct wireline trunking (but will also not immediately support ECR Services). Based on the foregoing, there are a total of * 911 Supported PSAPs (which will cover 69% of US Households). Level 3 intends to support the termination of 911 Calls through direct wireline trunking to a total of 72% of US Households by December 31, 2005; those PSAPs comprising the difference between Level 3’s coverage of 69% and 72% of U.S. Households (which ultimately become Covered PSAP’s) shall be included in the fees for ECR Service stated in Section 4 of this Service Schedule below and are meant to cover contemplated growth of the relationship between the parties. Level 3 and Customer shall, consistent with this Service Schedule, use commercially reasonable efforts to convert 911 Supported PSAPs to Covered PSAPs.

“Automatic Location identification” or “ALI” shall mean the automatic display at the PSAP of the caller’s telephone number, the address/location of the telephone and, in some cases, supplementary emergency services information.

“Automatic Number Identification” or “ANI” shall mean the telephone number associated with the access line from which a 911 Call originates. The ANI telephone number must be: (i) ten-digits and (ii) follow the North American Numbering Plan Administration (NANPA) numbering guidelines.

* Confidential treatment has been requested. The redacted material has been separately filed with the Commission.

“Covered End Users” shall mean Customer’s End Users whose Registered Locations are served by a Covered PSAP (whether or not Customer uses ECR Service in connection with such End Users).

“Covered PSAP” shall mean a 911 Supported PSAP for which Level 3 provided ESRN’s and Level 3 or Customer provided ESQK’s have been provisioned within the Selective Router Database (SRDB) and as shell records in the ALI database by Customer’s VPC and the PSAP has agreed to support 911 Calls in accordance with the ECR Service description in Section 2 using ESQK’s and ESRN’s (such that the PSAP is supported by Level 3’s ECR Service). Customer has requested that Covered PSAPs also include 911 Supported PSAPs which do not, or do not yet, support dynamic ALI (i.e. the PSAP cannot query Customer’s VPC with an ESQK to determine an End User’s Registered Location); Level 3 will support Customer’s request, provided that Level 3’s ECR Services will be provided in the same manner whether or not Covered PSAPs support or do not support dynamic ALI.

“Customer IP Gateway” shall mean the Customer controlled facilities at which Customer delivers 911 Calls to Level 3.

“Emergency Call Routing” or “ECR” Service is defined in Section 2.

“End User” means a person or entity using a Customer provided VoIP application or service.

“ESQK” means Emergency Services Query Key. An ESQK is a Rate Center or PSAP level, NANPA formatted telephone number provided to Customer by Level 3 * which is thereafter provisioned as a shell record in the ALI Database by Customer’s VPC and which: i) can be queried by a 911 Selective Router to determine the PSAP to which a 911 Call should be routed and ii) when queried by the PSAP, designates the VPC that may be queried with the ESQK to obtain the applicable End User’s address and call back telephone number. Unless otherwise agreed between the parties, ESQK’s provided by Level 3 to Customer hereunder shall be dedicated for Customer’s use, unless a PSAP prohibits Level 3 from providing its customers *, such ESQK’s may only be provided in connection with Covered PSAPs and shall not be utilized by Customer until Customer has notified Level 3 in writing *. Customer and Level 3 will work cooperatively to resolve any problems or errors respecting *.

“ESRN” means Emergency Service Routing Number. An ESRN is a Level 3 provided routing number which, based on the physical location of the End User placing a 911 Call, must be provided back to Level 3 by Customer in the SIP header for the 911 Call setup for routing of the call by Level 3 to the appropriate 911 Selective Router.

“Public Safety Answering Point” or “PSAP” shall mean an answering location for 911 Calls originating in a given area. PSAPs are typically a common bureau used to answer emergency calls and dispatch public safety agencies such as police, fire, emergency medical, etc. A PSAP may be designated as primary or secondary, which refers to the order in which calls are directed for answering, i.e., primary PSAPs answer calls; secondary PSAPs receive calls on a transfer basis.

“Rate Center” shall mean a geographic area (determined by the applicable ILEC) within a market or local calling area that is associated with one or more specific NPA/NXX codes.

“Registered Location” shall mean the most current known physical location for any End User, as provided to Customer (or its contractor(s)).

“Term” shall mean a period of time commencing on the Effective Date and continuing until December 31, 2008, Section 4.1 of the Agreement notwithstanding.

“Tier 1 Support” shall mean the handling of all initial call inquiries/trouble reports including trouble shooting directly with the originator of those requests.

* Confidential treatment has been requested. The redacted material has been separately filed with the Commission.

“U.S. Households” shall mean the number of households in the continental United States (not including Hawaii and Alaska) as measured by the sum of 2004 mapinfo data for all U.S. Rate Centers.

“VoIP” means Voice over Internet Protocol.

“Vonage Footprint” shall mean the areas served by PSAPs in which Customer provides VoIP application or service calling capability to End Users.

“VoIP Positioning Center” or “VPC” shall mean an entity contracted by Customer to perform certain of the functions described herein.

2.                                      SERVICE DESCRIPTION.   ECR Service provides: i) routing by Level 3 of an End User 911 Call from the Customer IP Gateway to the 911 Selective Router serving a Covered PSAP for the End User’s Registered Location (such 911 Selective Router being determined by Level 3 solely by the ESRN supplied by Customer in the relevant 911 Call signaling); and ii) delivery by Level 3 of the ESQK supplied by Customer in the relevant 911 Call signaling to such 911 Selective Router *. The 911 Call will thereafter be carried from the 911 Selective Router (along with the ESQK) to the appropriate Covered PSAP (such Covered PSAP being determined by the Selective Router based on the ESQK provided to such 911 Selective Router) on facilities controlled by the LEC. Level 3 does not control routing or facilities provided by the LEC or other third parties (and such elements are not part of the ECR Services); provided, however, that Level 3 shall use commercially reasonable efforts (assuming the cooperation of applicable third parties) to work with the LEC or other third party providing such routing or facilities to minimize and resolve actual or anticipated service affecting issues, including without limitation, provisioning, maintenance and PSAP trunk call failure(s).

ECR Service is a call routing and termination service only, including maintenance and support responsibilities for such functions. ECR Services will not independently provide 911 Services; however, when used in connection with the services provided by Customer and other of Customer’s third party suppliers (including VPC’s and LEC’s), ECR Services are designed to assist Customer in supplying 911 Services to its End Users. ECR Service shall be considered a “Service” as defined in the Agreement though not designated in a Customer Order. As of the date on which a 911 Supported PSAP becomes a Covered PSAP and thereafter throughout the Term of this Service Schedule, ECR Services will be available from Level 3 in such Covered PSAP for all End Users whose Registered Location is within the area served by such Covered PSAP. The 911 Supported PSAPs which Level 3 anticipates will become Covered PSAPs are identified in Exhibit “B”, which will be updated by Level 3 from time to time.

As ESQKs are provided to Customer, Level 3 shall build, maintain and provide to Customer an ESQK routing table detailing ESQK to Covered PSAP correlations. Level 3 shall notify Customer of changes and updates to the routing table within three (3) business days of such changes and/or updates, or as promptly as possible in light of the circumstances. Upon mutual agreement between the parties, Level 3 will provide to Customer an ESRN routing table detailing ESRN to 911 Selective Router correlations.

Level 3 agrees that Section 4.2(iv) of the Agreement notwithstanding, if Customer fails to observe and perform a material term of the Agreement (other than as respects payment terms) unrelated to the ECR Services, that Level 3 will not have any right to terminate the ECR Services or the Agreement as it relates thereto, and that after the applicable cure period, that Level 3 may only terminate the Agreement (or applicable Customer Orders) as respects all non-ECR Services. Level 3 may terminate the ECR Services: i) in accordance with Section 4.2(iv) of the agreement only as respects uncured material defaults respecting the ECR Services; ii) Section 4.2(iii) of the Agreement notwithstanding, if any payment not being reasonably disputed in accordance with Section 3.6 of the Agreement remains unpaid or undisputed for a period of fifteen (15) business days after written notice from Level 3; and iii) otherwise in accordance with Sections 4.2(i) and (ii) of the Agreement.

3.                                      RESPONSIBILITIES OF THE PARTIES.

(A)                              Level 3 Responsibilities.   Subject to the other terms and conditions of the Agreement and this Service Schedule, including SLAs and other related Attachments, Level 3 will provide ECR Service to Customer during the

* Confidential treatment has been requested. The redacted material has been separately filed with the Commission.

Term. As it relates to Section 3.1 of the Agreement, Level 3 and Customer acknowledge that such Service has been ordered by Customer and accepted by Level 3.

Level 3 will supply to Customer and Customer’s VPC (unless otherwise agreed in writing) ESQKs for 911 Supported PSAPs where the VPC (in cooperation with Level 3) causes the 911 Supported PSAP to become a Covered PSAP, and will supply ESRNs for the 911 Selective Routers servicing the 911 Supported PSAPs as of the milestone date set forth in Section 3(C)B of this Service Schedule. For each Covered PSAP, the appropriate number of ESQKs will be allocated based upon the minimum criteria for establishing functionality to each individual PSAP’s service bureau. *. If warranted by traffic volume growth over the Term of the Service Schedule, or if upon request by a Covered PSAP, Level 3 shall promptly assign the appropriate number of additional ESQKs to be allocated to each Covered PSAP as may be appropriate under the circumstances.

For facilities controlled by Level 3, Level 3 shall be responsible for all capacity, design, and trunk level provisioning (including any trunk level provisioning required to support the use of ESRN/ESQK values) and maintenance in accordance with industry standards, and will be responsible for augmenting capacity and trunking related to the ECR Service, based on Customer’s historic demand, with consideration given to Customer’s forecasted demand and the historic accuracy of such forecasts.

If Level 3 establishes 911 Supported PSAP coverage in excess of 72% of US Households at any time during the Term, Level 3 will make such additional coverage available to Customer on terms and conditions as are mutually agreed between the parties. Throughout the Term, Level 3 shall promptly notify Customer of any changes to Level 3’s Covered PSAP’s, including providing to Customer a non-binding, rolling six (6) month forecast of PSAPs Level 3 expects to become Covered PSAPs.

All state and federal regulatory compliance and reporting related to the ECR Service (and not addressed specifically under the Customer Responsibilities section of this Service Schedule below), including without limitation the payment of any and all related fees, surcharges or cost-recovery charges (if any), shall be the sole responsibility of Level 3. If at any time during the Term, the ECR Service is determined by the F.C.C., or court or arbitrator of competent jurisdiction, to be non-compliant for the purposes of providing 911 Services, Level 3 will exercise commercially reasonably reasonable efforts under the circumstances to make adjustments to the ECR Service to bring it into compliance with the applicable regulatory requirements. If Level 3 fails to bring ECR Service into compliance within a mutually agreed to timeframe (or a timeframe established affirmatively by the F.C.C., or court or arbitrator of competent jurisdiction), Customer may terminate the affected ECR Service and Customer’s fees shall be adjusted in accordance with Section 4 below for any associated reduction in Covered End Users.

Level 3 shall designate Level 3-provided ECR Service related facilities and trunk groups as being used for 911 Services with appropriate naming conventions, and for repair and maintenance purposes, shall treat any such facilities at parity with the priority associated with ECR Services provided to any other Level 3 customer. Level 3 shall work promptly and in good faith to correct any known or reasonably knowable defects that exist on Level 3’s side of the demarcation between the Customer IP Gateway and the Level 3 network. Level 3 will utilize commercially reasonable practices for the establishment of facility and trunk level diversity for connectivity from the IP Customer Gateway to the 911 Selective Routers, such that connectivity to the 911 Selective Routers will maintain an industry standard level of resilience. On or before October 12, 2005, Level 3 will deliver to Customer a plan detailing the deployment of *, and will deploy * (provided that Level 3 may periodically *, communicating such updates to Customer). Level 3 will also indicate to Customer where * is not reasonably available and will update Customer from time-to-time *.

Level 3 shall notify Customer in writing of any scheduled application or software upgrades respecting the ECR Service at least * days in advance of such upgrade. Level 3 shall continue to support *.

* Confidential treatment has been requested. The redacted material has been separately filed with the Commission.

until Customer has fully tested and completed its conversion *, provided that Customer works cooperatively and in good faith *.

Level 3 will supply the ECR Services in accordance with the Service Levels set forth in Exhibit “A” hereto; Level 3 will provide Customer the Service Level credits stated therein applicable to the stated levels of service quality. If Level 3 fails to meet any Service Level, then in addition to any other rights or remedies that Customer may have under the Agreement and/or this Service Schedule, or under applicable law (as limited by the Agreement and/or this Service Schedule), Level 3 shall, at no charge to Customer, (i) investigate the report on the causes of the problem, (ii) advise Customer, and to the extent reasonably requested by Customer, of the status of remedial efforts being undertaken with respect to such problems, (iii) work in good faith using commercially reasonable/industry standard approaches to correct the problem until the problem is resolved, and begin meeting the Service Levels as soon as practicable, and (iv) take appropriate preventive measures to avoid recurrence of the problem.

(B)                                Customer Responsibilities.   Subject to the other terms and conditions of the Agreement and this Service Schedule, including SLAs and other related Attachments, and subject to Customer’s demand for ECR Service from Level 3 (provided that demand other than that anticipated shall not affect Customer’s payment obligations to Level 3 as stated in Section 4 of this Service Schedule), Customer will purchase ECR Service from Level 3 during the Term.

Customer shall be responsible for providing, at its cost, all facilities and the Customer network required to operate with and interconnect to the ECR Service up to (and including) the Customer IP Gateway, at which point all facilities, network and other costs related to the provision of ECR Service shall be borne by Level 3. For all 911 Calls delivered to Level 3 for routing in accordance with the ECR Service at the Customer IP Gateway, Customer shall transmit to Level 3, an accurate and current ESQK (provided in the Domestic P-Asserted Identity field of the SIP header for the 911 Call setup) in e.164 format including the “+” sign proceeding the “1” followed by the ten digit number and ESRN (provided in the URI Field of the SIP header for the 911 Call setup) in e.164 format including the “+” sign proceeding the “1” followed by the ten digit number, such that, given the then current Registered Location of the End User placing the 911 Call: i) Level 3 routes the 911 Call (in accordance with Section 3(A) above) to the 911 Selective Router serving the Covered PSAP associated with the End User’s Registered Location; ii) when Level 3 provides the 911 Selective Router the ESQK supplied by Customer, the 911 Selective Router selects and routes the 911 Call to the correct Covered PSAP to which the 911 Call should be delivered; and iii) the Covered PSAP can (where capable of doing so), through queries of the ALI Database and Customer or its VPC, obtain the End User’s accurate and current Registered Location and call back telephone number information. For clarity, the foregoing requires, among other things, that Customer, or Customer’s VPC (using Customer’s NENA ID, where applicable): i) input, validate and maintain all ESQK’s provided by Level 3 in and to the ALI Database and SRDB; ii) enable and maintain an electronic interface requiring an End User to, before such End User is able to use Customer’s VoIP application, input, and in the event of any change in an End User’s Registered Location (other than within the same address), update, all End User information required by the ALI Database in a format acceptable to the PSAP; and iii) input, validate (including immediately resolving any input failures/rejections) and maintain, on a real time basis, all information submitted by End Users as required by the ALI Database. Customer (or its VPC) shall be responsible to provide all Tier 1 support as respects PSAP inquiries made with respect to 911 Calls made by Customer’s End Users, and any inquiries to Level 3 respecting the same may be forwarded for immediate response by Customer to 732-528-2697; provided, however, that Level 3 shall work cooperatively and in good faith with Customer to resolve such inquiries.

Provided that Level 3 provides an accurate mapping of ESQKs to Covered PSAPs, Customer shall use commercially reasonable efforts not deliver any 911 Call to Level 3 for termination where the End User’s Registered Location is not within an area served by a Covered PSAP. Customer acknowledges that if it delivers a 911 Call to Level 3 for termination where the End User’s Registered Location is not within an area served by a Covered PSAP, that the call may be ultimately delivered to the incorrect PSAP, and that Level 3 shall have no liability whatsoever for such 911 Calls; provided that in the event any such calls are inadvertently delivered to the Level 3 network, the Level 3 NOC shall promptly notify the Vonage NOC of the occurrence.

Unless otherwise agreed between the parties in writing ECR Services shall not be re-sold by Customer on a stand alone basis to third parties; provided that Customer may sell VoIP services to End Users or as a part of a wholesale, bundled VoIP service offering to customers who are not End Users which incorporate the ECR Services.

* Confidential treatment has been requested. The redacted material has been separately filed with the Commission.

Customer shall be responsible for establishing (or causing its VPC to establish) appropriate relationships with PSAP’s causing 911 Supported PSAPs to become Covered PSAPs, including causing such PSAPs to permit i) the provisioning of ESQK’s within the SRDB and as shell records in the ALI database which: a) can be queried by the applicable 911 Selective Router to determine the PSAP to which a 911 Call should be routed and b) (except where the applicable 911 Supported PSAP does not, or does not yet, support dynamic ALI), when queried by the PSAP, requires the ALI database to query the applicable VPC with the ESQK to obtain the applicable End User’s address and call back telephone number (provided the PSAP has the capability to do so). Level 3 will cooperate with Customer and its VPC in connection with the foregoing.

All state and federal regulatory compliance and reporting related to the VoIP application or service calling capabilities offered by Customer to its End Users shall be the sole responsibility of Customer, and Level 3 shall not be responsible for any fees, surcharges or cost-recovery charges relating to Customer’s service’s, including any 911 Service component thereof, (provided that Level 3 shall remain responsible for any fees, surcharges or cost-recovery charges relating to the ECR Service (if any)). As between Level 3 and Customer, Customer shall be solely responsible for payment of * and for any charges by VPCs associated with 911 Calls routed to a national call center (where failure of the ECR Service was not the cause of such routing; *. If any PSAP or taxing authority seeks payment of any such cost-recovery or funding mechanism from Level 3 that is properly directed to Customer, Level 3 shall promptly redirect the entity to Customer, or Customer’s designated agent. In the event Customer fails to timely pay such charges and the PSAP or taxing authority continues to pursue Level 3 for payment, both parties agree to petition the relevant authority requesting that they seek to collect such charges directly from Customer. Thereafter, in the event a PSAP or taxing authority continues to pursue Level 3 for such charges notwithstanding the foregoing, Customer will indemnify and defend Level 3 from any such claims.

Customer shall designate all Customer provided service related facilities being used for 911 Service purposes with appropriate naming conventions, and for repair and maintenance purposes, shall treat such facilities with appropriate priority under the circumstances. Customer shall work promptly and in good faith to correct any known or reasonably knowable defects that exist on Customer’s side of the demarcation between the Customer IP Gateway and the Level 3 network.

Custom will provide Level 3 with written, quarterly, non-binding forecasts, containing Customer’s estimated End User forecasts at the Rate Center level. Level 3 shall take Customer’s forecasts (and the historic accuracy of the same) into consideration in the planning and forecasting of ESQK assignments and trunk/capacity augments.

Customer or Customer’s VPC may agree to assist and/or perform required or helpful actions (as requested by Level 3) to enable the acquisition by Level 3 of ESQKs from third parties.

Customer shall notify Level 3 in writing of any scheduled application or software upgrades which may impact the ECR Services at least forty-five (45) days in advance of such upgrade. Customer shall continue to support the prior version of the application or software until Level 3 has fully tested and completed its conversion to the upgraded application or software, provided that Level 3 works cooperatively and in good faith to upgrade its systems in a commercially reasonable manner, provided that such time period shall not exceed six (8) months.

(C)                                Joint Responsibilities.   Level 3 and Customer will conduct interoperability testing of the ECR Service and prior to Customer’s or Level 3’s implementing any software or call flow upgrade, enhancement or modification thereto. All special configurations sought by either party are subject to the other party’s prior approval, such approval not to be unreasonably withheld. Level 3 and Customer agree to negotiate in good faith modifications to this Service Schedule as may be necessary to address issues revealed prior to and/or during interoperability testing.

Customer and Level 3 agree to work cooperatively to achieve the following ECR Service milestones:

A.   *

* Confidential treatment has been requested. The redacted material has been separately filed with the Commission.

B.   *

C.   *

D.   *

E.   *

Without limiting the applicability of any available remedies set forth hereunder, the parties will work cooperatively to isolate, coordinate and restore 911 Service related problems and to work cooperatively and expeditiously to restore and resolve any 911 Service failure, disruption or outage. The parties further agree that 911 Service related network problem resolution will be managed expeditiously at all times. In the event of any facility, 911 Selective Router, PSAP, LEC or ECR Service network related failure, or service degradation or interruption, (or anticipated failure, degradation or interruption) the parties agree to abide by the Outage Notification and Escalation process described in Exhibit A hereto.

Each party shall monitor and perform maintenance through testing and the performance of proactive maintenance activities such as routine testing, development of and adherence to appropriate network trouble isolation processes and periodic review of operational elements for translations, routing and network faults.

Each Party shall comply with all federal, state and local laws applicable to their performance hereunder.

(D)                               Call Success/Failure Responsibilities.   When Level 3 delivers a 911 Call to the 911 Selective Router and the 911 Selective Router has accepted the 911 Call for delivery to the Covered PSAP, the ECR Service will notify the Customer IP Gateway that the 911 Call has been so delivered by Level 3. If the ECR Service does not deliver the 911 Call in accordance with the foregoing within five (5) seconds of delivery of the 911 Call by Customer to Level 3, the ECR Service shall not respond to the Customer IP Gateway and the 911 Call shall be considered to have “Timed Out.” Level 3 shall also affirmatively return a 911 Call to Customer at the Customer IP Gateway in the event that Level 3 determines that the ECR Service is unable to deliver the 911 Call within five (5) seconds of delivery of the 911 Call by Customer to Level 3; Level 3 and Customer will work together to establish mutually

* Confidential treatment has been requested. The redacted material has been separately filed with the Commission.

agreed upon failure codes for inclusion by Level 3 in 911 Calls returned to Customer, based on industry standard failure codes. In the event that Customer delivers Level 3 a 911 Call for routing using the ECR Service and either: i) the call Times Out or ii) Level 3 returns the 911 Call back to Customer at the Customer IP Gateway, then Customer shall handle the 911 Call in accordance with industry standard and accepted backup procedures established by Customer (which may include re-routing the call by other means).

4.                                      CHARGES.   The charges for ECR Services during the Term are stated below, and are based on the total number of Customer’s End Users which are physically located (for all or any portion of the relevant month) in areas served by Covered PSAPs.

(a)                                  Non-Recurring Charges

For the ECR Service, Customer shall pay Level 3 a non-recurring charge (“NRC”) of * according to the following payment schedule: (i) $* on the Effective Date; (ii) $* on the date Level 3 satisfies the milestone stated in Section 3(C)A above; provided that if such milestone has not been completed as of September 20, 2005 because Customer or its VPC has failed to accomplish any element stated on Exhibit “D” needed for the test, then Customer shall pay Level 3 the $* on September 20, 2005 notwithstanding that such testing has not been yet completed; and (iii) $* for every * the 911 Supported PSAPs that become Covered PSAPs. For example, if 10% (i.e. *911 Supported PSAPs) become Covered PSAPs, an NRC of $* would be payable. Level 3 will invoice Customer monthly according to the percentage of 911 Supported PSAPs which have become Covered PSAPs in the prior month. If for any reason the NRC stated in subpart (ii) immediately above is not paid as of the date the first 911 Supported PSAP becomes a Covered PSAP, such payment will become due upon such occurrence.

(b)                                 Monthly Recurring Charges

The monthly recurring charges payable for the ECR Service shall follow the rates as stated below for the Term of this Service Schedule, with Customer paying Level 3 *% of the applicable monthly recurring charge for every *% of 911 Supported PSAPs that have become Covered PSAPs and remain Covered PSAPs through the respective billing period. The monthly recurring charges shall be $* per month from the Effective Date until December 31, 2006; $* per month from January 1, 2007 through December 31, 2007 and $* per month from January 1, 2008 through December 31, 2008. For example, if in January, 2006, 50% of the 911 Supported PSAPs have become Covered PSAPs (and assuming no adjustments in accordance with the immediately following paragraph), Customer would pay Level 3 a monthly recurring charge for January, 2006 of $*.

If the number of Covered End Users exceeds * in any month before January 1, 2007, the monthly recurring charges stated above shall be increased as of the first day of the next month on a prospective basis for the balance of the Term, to $*; if the number of Covered End Users exceeds * in any month before January 1, 2008, the monthly recurring charge shall similarly increase, on a prospective basis for the balance of the Term, to $*. The monthly recurring charge shall also similarly increase, on a prospective basis for the balance of the Term, by an additional $* per month for each 1 million Covered End Users (or part thereof) above * in any month (so that, for example, the monthly recurring charge would be $* as of the first day of the following month if the number of total Covered End Users was 7,500,001, $* if the number of total Covered End Users was 8,500,001 and so on). For clarity, in the event that the monthly recurring charges increase as stated above, Customer shall only be obligated to pay Level 3 for * of such increased monthly charge for every * of 911 Supported PSAPs that become Covered PSAPs.

Level 3 will bill for ECR Services monthly, based on the total number of Covered End Users as of the end of the 15th day of each in the immediately prior month. To determine whether any applicable increase or decrease in the monthly recurring charges (as contemplated above) applies, Customer or Customer’s VPC shall, on or before the end of every calendar quarter during the Term, provide Level 3 with a report indicating the total number of Covered End Users as of the end of the 15th day of each month in the preceding quarter. In the event that such report shows that the monthly recurring charges should have

* Confidential treatment has been requested. The redacted material has been separately filed with the Commission.

increased in a certain month during the prior quarter, Level 3 will retroactively bill Customer, and Customer shall pay Level 3 all undisputed portions of such retroactively billed charges, for the applicable true-up amount (i.e., the difference between what Customer paid Level 3 and what Customer should have paid Level 3) taking into account Customer’s subscriber count as of the 15th day of each month in question. In the event that such report shows that the monthly recurring charges should have decreased in a certain month during the prior quarter (and Level 3 does not dispute the same in good faith), Level 3 shall issue a credit to Customer’s invoice for the month following the quarterly report for the applicable true-up amount. Level 3 may independently obtain the foregoing information from Customer’s VPC(s) (and Customer shall contractually require its VPC(s) to timely comply with requests by Level 3 to obtain such information from the VPC(s)). Customer shall maintain true and accurate books and records reflecting the total number of End Users served by Customer and their Registered Locations at the end of the 15th day of each month for a period of two (2) years from the end of each month during the Term, and no more than once in any twelve (12) month period, Level 3 may, at its sole cost and expense, audit such books and records to verify the accuracy of Customer’s written reports to Level 3, subject to the audit procedures described in Section 4(d)D below. Following any such audit (or other determination by Level 3 of incorrect reporting by Customer), Level 3 may bill Customer for any billing shortfalls revealed or credit Customer’s account for any overcharges revealed, plus applicable interest as stated in the Agreement; provided, however, that Customer shall have the right to dispute such findings in good faith.

With respect to Sections 4(a) and (b) immediately above, in the event that Level 3 has supplied ESRN’s and ESQK’s to Customer, and appropriate relationships with 911 Supported PSAPs have been established which would allow them to become Covered PSAPs if the ESQK’s were provisioned within the SRDB and as shell records in the ALI database by Customer’s VPC as required by this Service Schedule, such PSAPs will be considered Covered PSAPs for billing purposes and Customer shall be advised immediately in writing thereof. Further, if Level 3 has otherwise fulfilled its respective obligations, and appropriate relationships with 911 Supported PSAPs have been established which would allow them to become Covered PSAPs, the PSAP’s require MSAG validated End User information and Customer’s VPC will not agree to supply such MSAG validated End User information as required, such PSAPs will be considered Covered PSAPs for billing purposes and Customer shall be advised immediately in writing thereof. In connection with the above, Level 3 intends to execute an agreement with Telecommunication Systems, Inc. (“TCS”) pursuant to which it intends to use reasonable efforts to supply TCS with its existing MSAG information (without representation as to its accuracy or current ness); while such agreement will not contain a timeframe under which such information must be provided, Level 3 acknowledges that it is in its best interests to provide the same as soon as reasonably possible.

(c)                                  Other Level 3 Services

Subject to any confidentiality restrictions, Customer shall, on or before December 1, 2005 provide to Level 3 the range of pricing which Customer is able to obtain from other carriers offering services substantially similar to Eligible Services (as defined below). Provided that Level 3 agrees to provide Customer on or before January 1, 2006, Eligible Service pricing which is at or below the pricing Customer can obtain from other carriers offering substantially similar services, then: (i) starting January 1, 2006 and for 24 months thereafter, Customer agrees to pay Level 3 not less than $* per month for the purchase of Eligible Services; and (ii) starting in the 25th month until the end of the Term, Customer agrees to pay Level 3 not less than $* per month for the purchase of Eligible Services. Both (i) and (ii) above are the “Monthly Other Service Commitment.” “Eligible Services” are limited to (3)Voice Termination Service, Local Inbound Service and/or (3) Crossroads Service, or the functional equivalent of such services. The total of the Monthly Other Service Commitment multiplied by the number of months until the end of the Term is the “Total Other Service Commitment”. To the extent that Customer pays Level 3 more than the Monthly Service Commitment in any month, such additional amount will count toward the Total Other Service Commitment. Further, if Customer pays Level 3 for Eligible Services delivered to Customer any time from September 1, 2005 through December 31, 2005, such purchases shall also reduce the Total Other Services Commitment. Customer’s Monthly Service Commitments will be deemed satisfied to the extent that Customer pays Level 3 the Total Other Service Commitment. Payments made by Customer for taxes or regulatory fees ancillary to the delivery of Eligible Services are not included when determining whether the Monthly Other Service Commitment has been satisfied. In the event that Level 3 refuses, or is

* Confidential treatment has been requested. The redacted material has been separately filed with the Commission.

otherwise unable or unwilling, to accept Customer Orders for existing or new/proposed Eligible Services where Level 3 has agreed to provide comparable or favorable pricing to the pricing Customer is able to obtain from other carriers offering substantially similar services, then the charges Customer would have paid Level 3 for such services over the term of the proposed Customer Order will be deducted from the Total Other Service Commitment.

(d)                                 “Look-In” Review

*

* Confidential treatment has been requested. The redacted material has been separately filed with the Commission.

5.                                      CONFIDENTIALITY.

The parties agree that all Confidential Information, as defined in the Non-Disclosure Agreement between the parties dated February 25, 2004 (the “NDA”) which is obtained by either party In the performance of this Service Schedule, and specifically including without limitation, Level 3’s ESRN’s, ESQK’s (whether Level 3 or Customer provided) and any such information obtained by Level 3 concerning Customer’s End Users, shall be treated as confidential in accordance with the terms of the NDA, and that the terms of the NDA shall apply for the Term hereof regardless of any earlier expiration or termination of the NDA.

6.                                      REPRESENTATIONS AND WARRANTIES.   Level 3 represents and warrants to Customer that, as of the Effective Date, 911 Supported PSAPs cover 66% of US Households (and, subject to the obligations of the parties stated in this Service Schedule, intends to cause such 911 Supported PSAPs to become Covered PSAPs as promptly as possible following the Effective Date of this Service Schedule). Thereafter (subject to Section 3(A) above) Level 3 intends to continue to expand the geographic scope of the ECR Services. Level 3 further represents and warrants that it has and will have the legal right and authority to provide the ECR Services described herein in the areas served by the Covered PSAPs. Each party represents that it has the legal right and authority to enter into this Services Schedule.

7.                                      INDEMNIFICATION.

Third Party Claims. Each Party (the “Indemnifying Party”) shall defend and indemnify the other party, and its employees, officers, directors and affiliates (the “Indemnified Party”) and hold such Indemnified Party harmless against any claim, loss, damage, liability or expense (including reasonable attorneys fees) by a third party (hereafter a “Third Party Claim”) arising out of the negligence, willful misconduct, or material breach of this Service Schedule by the Indemnifying Party where the Third Party Claim is not brought by an End User and is not a claim for personal injury, property damage, death (or similar tort claim) arising from the failure of the Customer provided VoIP application incorporating the ECR Service (such claims collectively referred to as “End User Related Claims”). In addition, subject to the limitations stated below, the Indemnifying Party shall defend and indemnify the Indemnified Party and hold such Indemnified Party harmless against any Third Party Claim arising out of the gross negligence, recklessness, willful misconduct, or material breach of this Service Schedule by the Indemnifying Party where the Third Party Claim is an End User Related Claim; provided that where Level 3 is the Indemnifying Party, Customer’s (or its Affiliate’s) agreement with such End User contains provisions at least as protective to Customer and Level 3 as those contained in Exhibit “C” hereto, which Customer shall use commercially reasonable efforts to implement as soon as is reasonably practicable following the Effective Date (and shall maintain such terms and conditions thereafter during the Term, as they may be updated from time to time by Customer). The Indemnifying Party shall include its agents, employees, contractors, or others retained by the Indemnifying Party; provided, however, that (i) with respect to employees or agents of the Indemnifying Party, the act(s) to be indemnified (the “Fault”) occurs while performing within the scope of their employment, (ii) with respect to subcontractors of the Indemnifying Party, such Fault occurs in the course of performing duties of the subcontractor under its subcontract with the Indemnifying Party, and (iii) with respect to the Fault of employees or agents of such subcontractor, such Fault occurs while performing within the scope of their employment by the subcontractor with respect to such duties of the subcontractor under the subcontract.

Notwithstanding the foregoing, with respect to End User Related Claims, if the Indemnifying Party would be immune or otherwise protected from liability under a Third Party Claim if the claim being asserted were brought by an End User (or other claimant) directly against the Indemnifying Party under applicable law or regulation by reason of such Indemnifying Party’s status as a carrier or provider of 911 or E911 services, then the Indemnifying Party’s indemnification obligations shall be limited so as to be consistent with the standards set forth under such applicable law or regulation. For example, if under applicable law Level 3 would be shielded from claims brought against it directly by an End User unless it engaged in negligent or more egregious conduct, then Level 3 would only be obligated to indemnify Customer for such claim under this Service Schedule if the Third Party Claim resulted from Level 3’s negligent or more egregious conduct; and if under applicable law Customer would be shielded from claims brought against it directly by an End User unless it engaged in negligent or more egregious conduct, then Customer would only be obligated to indemnify Level 3 for such claim under this Service Schedule if the Third Party Claim resulted from Customer’s negligent or more egregious conduct.

The foregoing notwithstanding, neither party shall be obligated to defend, indemnify or hold the other party harmless under the above indemnities for a Third Party Claim where both parties would be obligated to indemnify the other under the indemnity obligations stated above.

Nothing in this Section 10 shall be construed as a waiver or limitation by either Party of any indemnification or liability protections which may be, or which may become, available under federal or state law or regulation to limit the liability of entities providing 911 or E911 services, all such rights expressly reserved.

IP Indemnity.   If the ECR Service as provided by Level 3 becomes, or if Level 3 reasonably believes that the ECR Service may become: (i) the subject of a suit, proceeding or other claim by a third party that the ECR Services as provided by Level 3 infringe the U.S. intellectual property rights of a third party; or (ii) Customer’s right to use the ECR Services may be enjoined as the result of a claim by a third party that the ECR Services as provided by Level 3 infringe the U.S. intellectual property rights of such third party, Level 3 may, at its option and as is commercially reasonable, at its own expense and option:

(A)                              procure the right to continue to provide the ECR Service pursuant to this Agreement to Customer on a non-infringing basis; or

(B)                                replace the ECR Services with a different service that has substantially similar functionality as the ECR Services and will continue to allow Customer to remain compliant with applicable law; or

(C)                                modify the ECR Services with substantially similar functionality so they become non-infringing

In addition to the foregoing, Level 3 will indemnify and defend Customer, its employees, directors, and officers, with respect to a suit, proceeding or other claim arising from or relating to a third party claim (other than a third party claim brought by a Customer affiliate) of U.S. intellectual property infringement arising from Level 3’s provision of the ECR Services; except that Level 3 shall not have any indemnification obligation under this Section to the extent such claim arises out of or is related to (i) modification of the ECR Service by Customer, its employees, agents, representatives or contractors, (ii) the combination by Customer of the ECR Service with any Customer Provided Service (as defined below), or (iii) Customer’s use of the ECR Service for a purpose other than as intended. The obligations set forth in this subsection constitutes Level 3’s total responsibility to Customer with respect to any claim for patent, copyright, trademark, service mark, trade secret or other intellectual property infringement.

Customer shall indemnify and defend Level 3, its directors, officers, and employees harmless from any loss, damage, expense or liability resulting from or related to any non-Affiliate third party claim that any services provided or delivered by Customer which incorporates the ECR Service (“Customer Provided Service”) infringes upon any U.S. patent, copyright, trademark, service mark, trade secret or other intellectual property or proprietary right of such third party to the extent such claim arises out of or is related to (i) modification of the ECR Service by Customer, its employees, agents, representatives or contractors, (ii) the combination by Customer of the ECR Service with an infringing Customer Provided Service, or (iii) Customer’s use of the ECR Service for a purpose other than as intended. The obligations set forth in this subsection constitute Customer’s total responsibility to Level 3 with respect to any claim for patent, copyright, trademark, service mark, trade secret or other intellectual property infringement.

8.                                      TRANSITION ASSISTANCE.   Notwithstanding anything to the contrary, upon expiration of this Service Schedule or termination of the same by Customer as the result of an uncured, material default by Level 3, Customer may cancel any or all ECR Services pursuant to this Service Schedule without any liability upon notice to Level 3. Upon expiration or termination of this Service Schedule other than by Level 3 as the result of Customers uncured, material default, Level 3 shall (i) provide Customer reasonable assistance and consultation to ensure a smooth and timely transition of the ECR Services then-expiring or being terminated or cancelled to Customer or its designee, and (ii) continue to provide the services then expiring, terminating or being cancelled (at prices then in effect as of the date of such expiration, termination or cancellation, as such prices may be reduced pursuant to this Service Schedule) and otherwise perform all of its obligations hereunder until such time as Customer has established an alternative arrangement for such services, and has arranged for the seamless transition of such services to the alternative provider. Customer shall continue to pay for the services then expiring, terminating or being cancelled at the higher of (i) the monthly recurring price that is in effect for the month of such expiration, termination or cancellation, or (ii) the monthly recurring charges dictated by the number of Covered End Users. Customer shall otherwise perform all of its obligations hereunder, until ECR Service is provided to Customer no longer.

[Signature page follows]

LEVEL 3 COMMUNICATIONS, LLC (“Level 3”)		VONAGE NETWORK INC. (“Customer”)

By	/s/ Myrle McNeal	By	/s/ Michael Tribolet

Name	Myrle McNeal	Name	8/31/05

Title	SVP – Local Voice Services	Title	EVP OPS

Exhibit “A”

Service Levels

Level 3 shall, at all times during the Term, use commercially reasonable efforts to maintain Service Levels for ECR Service Availability (as defined below) at 99% or higher, as set forth under current NENA standards as of the Effective Date. Availability of ECR Service shall mean the ability of the ECR Service to accept End User 911 Calls from Customer at the Customer IP Gateway and route them to the appropriate 911 Selective Router, subject to such calls being transmitted to Level 3 by Customer in accordance with the Service Schedule. Availability (and Unavailability) will be calculated on a monthly basis per Covered PSAP (i.e. if calls cannot be completed by Level 3 to a specific 911 Selective Router, all Covered PSAPs affected by such unavailability will be considered “Unavailable” during the affected time period).

*

The Service Levels stated above do not apply during periods of Excused Outages, for multiple single user events or for multiple 911 Calls reporting the same 911 event.

Table 1 – Classification of Outages

P1: High level of impact on service delivery, causing cumulative service Unavailability (as defined above) of thirty (30) minutes or greater in a given month.

P2: Significant level of impact on service delivery, causing cumulative service Unavailability (as defined above) of less than thirty (30) minutes, but greater than five (5) minutes in a given month. Typically, degradation is of a short duration, but demonstrates a trend toward a P1 outage classification.

P3: Low level of impact on service delivery, but Level 3 would not believe it likely to affect call delivery to 911 Selective Routers. P3 service degradation is not apparent to external stakeholders.

Table 2:  Target Incident Resolution Times

P1	P2	P3
Thirty (30) minutes for Level 3 On-Net; two (2) hours for Off- Net circuits or components.	Two (2) hours for Level 3 On-Net and Off-Net circuits or components.	No more than one (1) business day for both Level 3 On-Net and Off-Net circuits or components.

* Confidential treatment has been requested. The redacted material has been separately filed with the Commission.

1

•                  During a P1 or P2 outage, Level 3 will notify Customer and keep Customer regularly informed of outage details and steps towards resolution. A trouble ticket relating to a P1 or P2 outage will be closed when acknowledged as being resolved by both parties in their reasonable judgment. P1 and P2 outage notifications will describe the affected ESRN’s and/or Covered PSAP’s, and Customer will not route 911 Calls using such ESRN’s or to such Covered PSAPs during the period of the P1 or P2 outage.

•                  The categorization of an event as P1, P2 or P3 shall be made by Level 3 based upon the definitions in Table 1, and shall be communicated to Customer as early as possible, based on the best information available at the time. If Customer disagrees with the categorization, Level 3 will in good faith consider requests by Customer to upgrade the service impairment level where appropriate, and revise its target resolution times, reports, notifications and escalation procedures accordingly if an upgrade is mutually agreeable.

•                  For purposes of monthly fee adjustments for service outages, if Level 3 and Customer do not agree on the service impairment level of any incident, the disagreement shall be resolved pursuant to the Dispute Resolution provisions under the Agreement.

Adjustments for Service Levels

Availability. Customer will be entitled to a credit equal to the portion of the monthly recurring fee attributable to affected Covered PSAP’s during a month in which a P1 outage occurs as stated in the chart below, depending on the duration of the P1 outage (without regard to the length of the trouble ticket respecting the P1 outage, be it shorter or longer than the outage itself):

Cumulative P1 Outage Length per month per affected Covered PSAP (in hrs:mins:secs)	Service Level Credit Towards Monthly Recurring Charges
*	No credit
*	*
*	*
*	*
*	*

*

Monthly Call Success Rate	Service Level Credit
*	No Credit
*	*
*	*
*	*
*	*

Issuance. Credits as stated above will be issued in accordance with Article 6 of the Agreement.

Escalation and Notification Procedures.

The Level 3 NOC follows established procedures to resolve impairments in the ECR Service. The NOC’s responsibilities include creating and updating the trouble ticket, managing escalation, and keeping all stakeholders informed of progress. The Level 3 NOC will be staffed with appropriate qualified technicians and management personnel. The parties agree to discuss implementing, and the terms and conditions applicable to implementing, an API interface for Customer’s use in opening and monitoring trouble tickets.

* Confidential treatment has been requested. The redacted material has been separately filed with the Commission.

2

Level 3 will notify the Customer point of contact (based on the contact information provided by Customer) of a P1 or 2 service outages (as defined above); the requirements for how and when notification must occur depends on the severity of the outage. Notifications will include the applicable trouble ticket number, the ESRN’s or Covered PSAP’s affected by the outage and whether third parties (such as ILEC’s) are involved. Upon initial notification of a P1 Event, Level 3 will provide an estimated time to respond to the event. During subsequent notifications of a P1 Event, Level 3 shall provide the status of any third party trouble tickets.

Table shows the notification requirements.

Table 3:  Incident Notification Timeframes

P1 or P2	P3
Notification occurs as soon as possible but no longer than 30 minutes after incident identification. Subsequent updates occur every hour.	No routine notification. Weekly reports available upon request.

The following table lists contact information for the Level 3 Operations team.

Table 4:  Escalation Contact Information

The chart immediately below is the Customer NOC to Level 3 NOC escalation contact list, which shall be used only where Level 3 has notified Customer P1 outage respecting the ECR Service.

	Phone	Additional #

*	*	*

For all other escalations respecting the ECR Service, including where Customer believes a P1 outage has occurred (but Level 3 has not notified Customer of the same) or where Customer seeks to open a trouble ticket with Level 3, the following escalation path shall apply:

Initial Call	877 4 Level3 / 877.453.8354 Option #4
2nd Level 1 hour	Chuck Graham Service Management Ops Manager Atlanta Office: * Pager *	Chris Rea Service Management Ops Manager Broomfield Office: * Pager *

* Confidential treatment has been requested. The redacted material has been separately filed with the Commission.

3

3rd Level 2 Hour	Chris Vonderhaar Director - V&SS Customer Operations Broomfield Office: * Pager: *
4th Level 4 Hour	Chris Vonderhaar Director - V&SS Customer Operations Broomfield Office: * Pager: *
5th Level 6 hour	Mike Sharpe Vice President - V&SS Customer Operations Switched Services Office: * Pager: *
6th Level 8 hour	Brent Bourne Vice President - V&SS Global Operations Office: *

Reports and Meetings

* The objective of operational review meetings is to inform Customer concerning Level 3’s customer services organization, Customer support organization as to the progress of open trouble tickets and/or to discuss all items in order to increase service quality. The Level 3 Account Director will arrange these meetings on a regular basis. Both parties have influence on the agenda items, but in general, the following topics will be discussed:

      •                                          Organization processes and organization changes (both parties);

      •                                          Progress of Customer’s open trouble tickets;

      •                                          Customer’s prioritization as to Top Five open incidents; and

      •                                           Customer’s planned (evening) maintenance/configuration activities which could possibly affect Level 3 product performance.

Level 3 will provide Customer with a detailed preliminary Root Cause Analysis report about a P1 outage incident within five (5) business days from the date of the incident. The report will include general information, the Response Time, the resolution time, a description of the problem, and the detailed solution to the problem.

Product Updates and Upgrades

Product Updates and Upgrades include both unscheduled releases issued to resolve various assistance requests, and scheduled releases as part of Level 3’s product development roadmap. Level 3 intends to provide continuing updates and upgrades to the ECR Service and to offer new features, incorporate new standards, implement bug fixes and improve efficiency. Level 3 will endeavor to implement product updates and upgrades in a manner so as to be transparent to Customer with minimal Service impact.

* Confidential treatment has been requested. The redacted material has been separately filed with the Commission.

4

Maintenance

Level 3 will perform commercially reasonable routine maintenance designed to keep the ECR Service performing in accordance with the applicable Service Levels. All Scheduled Maintenance shall be preformed in accordance with Section 2.7 of the Agreement

Level 3 shall use commercially reasonable efforts under the circumstances to notify Customer prior to commencing emergency maintenance, and will provide a “post mortem” report to Customer of emergency maintenance conducted with the same information described above.

Level 3 shall notify Customer as soon as possible (in accordance with the notification guidelines stated above, depending on the outage type) in the event that there is an unplanned outage on the Level 3 network. Level 3 shall provide Customer with the applicable details regarding the network outage in order to avoid Customer establishing trouble tickets related to such network outage, including the nature of the outage, anticipated restoration time, updates on the restoration time, the closure of the outage and the reason for the outage.

Chronic Outages

For purposes of the ECR Service Schedule, a Chronic Situation shall mean the following:

      •                                           * separate occurrences of Unavailability of * consecutive minutes or longer affecting a 911 Selective Router within the first * calendar days of establishing ECR Service to the first Covered PSAP served by the 911 Selective Router (the “Initial Period”).

      •                                           After the Initial Period respecting a 911 Selective Router, * separate occurrences of Unavailability of * consecutive minutes or longer within * calendar days to the same 911 Selective Router.

      •                                           After the Initial Period respecting a 911 Selective Router, * separate occurrences of Unavailability of * consecutive minutes or longer within any * consecutive day period to the same 911 Selective Router.

Upon the occurrence of any P1 event or Chronic Situation, the Level 3 NOC will provide a Root Cause Analysis within * business days of said event. In addition, in the event of a Chronic Situation, Level 3 will also provide a Corrective Action Plan within * business days of said event. The Corrective Action Plan will consider without limitation the benefits surrounding and/or need to re-provision facilities to mitigate service level affecting issues. Level 3 shall use commercially reasonable efforts to implement remedial measures recommended from the Corrective Action Plan as soon as possible, and shall diligently prosecute such Corrective Action Plan to completion, provided that such completion time shall not exceed 30 days, unless the Corrective Action Plan involves third party facilities beyond Level 3’s reasonable control, in which case the 30 day period shall be reasonably extended as necessary (provided that Level 3 shall continue to diligently prosecute such Corrective Action Plan to completion) (the “Corrective Action Period”).

Without limiting the foregoing, upon the occurrence of * separate P1 events affecting a Covered PSAP within any * consecutive day period or * separate P1 events affecting a Covered PSAP in a rolling * month period, such failures shall be deemed a “Chronic Failure”. Upon the occurrence of the * P1 event where a * would result in a Chronic Failure or the * P1 event where a * would result in a Chronic Failure, Level 3 will provide Customer a Corrective Plan within * business days following the applicable P1 event. If a Chronic Failure thereafter occurs, then Customer *.

* Confidential treatment has been requested. The redacted material has been separately filed with the Commission.

5

In addition, should * separate P1 events affect ECR Services to * or more of all of the Covered PSAP’s under the ECR Service Schedule within any * consecutive day period or if * separate P1 events affect ECR Services to * or more of all of the Covered PSAPs under the ECR Service Schedule within a rolling * month period, then such failure shall be deemed a “Chronic Network Failure”. Upon the occurrence of the * P1 event where a * would result in a Chronic Network Failure or the * P1 event where a * would result in a Chronic Network Failure, Level 3 will provide Customer a Corrective Plan within * business days following the applicable P1 event. If a Chronic Network Failure thereafter occurs, then Customer may, as of the later of i) the P1 event resulting in the Chronic Network Failure if the Corrective Action Period expired prior to such events commencement; or ii) the occurrence of another P1 event affecting ECR Services to * or more of all of the Covered PSAP’s under the ECR Service Schedule in the * day period following expiration of the Corrective Network Action Period if the P1 event resulting in the Chronic Network Failure commenced before the expiration of the Corrective Action Period: *.

Chronic Situations, Chronic Failures and Chronic Network Outages as defined above will not include periods of Excused Outage. Further (and for clarity given certain of the terms used above) Chronic Situations, Chronic Failures and Chronic Network Outages shall only apply to failures occurring between the Customer IP Gateway and the appropriate 911 Selective Router.

* Confidential treatment has been requested. The redacted material has been separately filed with the Commission.

6

Exhibit “B”

911 Supported PSAPS

PSAP Name (s)

*

* Confidential treatment has been requested. The redacted material has been separately filed with the Commission. The redacted material in Exhibit “B” consists of 66 pages.

7

Exhibit “C”

Customer End User Terms

C.1  Customer’s agreements with End Users (as defined in the Service Schedule) shall at all times contain provisions at least as protective to Customer and Level 3 as the following:  (i) an explanation of the limitations on the functionality of any 911 Service (as defined in the Service Schedule) provided by Customer to End Users as set forth in Section C.2 of this Exhibit C; (ii) a statement that the Customer’s aggregate liability to End Users, shall be limited to the amount of the Service charges for the affected time period (i.e. the monthly charges paid for the month in which the claim arose); (iii) a statement that neither Customer nor its suppliers shall be liable to End Users for any consequential, indirect, incidental, special or punitive damages in connection with any errors or interruptions in the delivery of the Customer provided Service; and (iv) a release and a disclaimer of liability in favor of Customer and its suppliers relating to claims by End Users arising out of:  a) the failure of 911 Services to function properly for the reasons set forth in Section C.2 of this Exhibit C below; and b) any other claims relating to the absence, failure or outage of the Customer provided Service, including 911 Service (other than those arising from gross negligence or willful misconduct).

C.2  Customer’s agreements with End Users shall at all times contain provisions at least as protective to Customer and Level 3 as the following:  provisions stating, at a minimum, that any 911 Services provided by Vonage will not function, or will not function properly:  (i) if an End User attempts a 911 call from a location different from the End User’s then current address provided to Vonage by the End User; (ii) during any disruption of power at the End User location; (iii) during any disruption of Internet connectivity to the End User location; (iv) during any period where Vonage has cancelled or suspended delivery of Service to the End User for any reason (including suspensions or cancellations for failure to pay or other default); (v) during any period of Service outage or failure beyond Vonage’s reasonable control (including network or service failures of Vonage’s third parties suppliers); (vi) if incorrect or invalid End User address information is provided, or if such information is not updated by the End User in the event of a change in their location; or (vii) if equipment provided to the End User fails to function, is not properly configured or is defective. 911 Services will not function properly unless and until correct and valid address information has been input Into the appropriate database(s), which may occur shortly after initial Service activation.

C.3  Customer’s agreements with End User shall at all times also contain provisions at least as protective to Customer and Level 3 as the following:

a. the End User’s obligation defend, indemnify, and hold harmless Customer, its officers, directors, employees, affiliates, and agents and any other service provider who furnishes services to you in connection the Service (including our suppliers), from any and all claims, losses, damages, fines, penalties, costs and expenses (including, without limitation, attorneys fees) by, or on behalf of, you or any third party relating to the absence, failure or outage of the Service, including 911 dialing, incorrectly routed 911 dating calls, and/or the inability of any user of the Service to be able to use 911 dialing or access emergency service personnel.

b. a provision encouraging the End User to obtain an alternate means of accessing traditional 911 Services or terminating the Service if they are concerned over the limitations of the 911 service.

c. a clause providing that the Agreement does not provide any person or entity not a party to this Agreement (other than Vonage’s suppliers) with any third party beneficiary rights.

d. a clause providing that any dispute or claim between the End User, any member of the End User’s household or any guest or employee of the End User and Vonage arising out of or relating to the Service (including 911 Services) will be resolved by arbitration before a single arbitrator administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules. The arbitration will take place in Somerset, New Jersey. The arbitrator’s decision will follow the plain meaning of the relevant documents, and will be final and binding. Without limiting the foregoing, the parties agree that no arbitrator has the authority to:  (i) award relief in excess of what this Agreement provides; or (ii) award punitive or exemplary damages. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Regardless of any statute or law to the contrary, any claim or cause of action arising out of or related to the service must be filed within one (1) year after such claim or cause of action arose or be forever barred. All claims shall be arbitrated individually. End User’s shall not bring,

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or join any class action of any kind in court or in arbitration or seek to consolidate or bring previously consolidated claims in arbitration. This arbitration provision constitutes a waiver of any right to a jury trial and an agreement to be subject to jurisdiction in, and conduct arbitral proceedings in, New Jersey.

e. a waiver provision providing that no failure of Vonage to exercise or enforce any right or provision of this Agreement will constitute a waiver of such right or provision.

f. a clause providing that the Agreement, including any future modifications as may occur within the terms of the Agreement, constitute the entire agreement between the End User and Vonage and govern the use of the Service by End User, members of the End User’s household, guests and employees, and supersedes any prior or contemporaneous agreements .

g. a severability clause providing that if any part of the Agreement is unenforceable, all other parts of this Agreement remain in effect.

h. a clause providing that Vonage may change the terms and conditions of this Agreement from time to time and that notices will be considered given and effective on the date posted on www.vonage.com.

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Exhibit “D”

Test Plan Template

TEST PLAN TEMPLATE

9-1-1 Test Plan (per Test Number) Template

Date:	PSAP Name:

Service Area:

Switch Trunk Group No.:	Trunk Quantity:	Two Six Code:

Disclaimer:

This test scenario document should be used as a guideline for testing 9-1-1 service and does not purport to include all tests that should be performed prior to establishing 9-1-1 service.

Testing Exceptions:

If the test result is different than the expected result, please feel free to call or place a Trouble Ticket with the appropriate Vonage Trouble Reporting Center.

TEST PREPARATION CHECKLIST

STEP	ACTION ITEM

1	Verify that new 9-1-1 trunks under test have completed continuity testing, when necessary, (Owner: Level 3)

2	Verify the NXX under test is LERG effective (Owner: Level 3)

3	Verify that 9-1-1 ALI test record has been submitted for one of two test lines to the appropriate ALI Host Provider and has posted in the ALI/DBMS. (Owner VPC (TCS))

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Verify that the test record submitted routes to the PSAP that should receive 9-1-1 calls in the event of an ALI failure (“No Record Found”) condition. PSAP contacts VPC (TCS) to obtain-caller information (Owner: VPC (TCS))

5	Verify that all line-side ESRN translations are complete and will route 9-1-1 calls to the appropriate 9-1-1trunk group. (Owner. Level 3)

6

Verify that the appropriate translations are completed to either a fast busy or 10-digit PSAP number where required for an “all circuits busy” condition*. This would be a one time test that is not repeated every time we test an ESRN/ESQK (Owner: Vonage)

7	[Reserved]

8	Coordinate 9-1-1 Call Through testing with PSAP or. PSAP Agency. (Owner VPC (TCS)/Level 3)

* Such conditions occurring at or beyond the 911 Selective Router are beyond the scope of the ECR Services provided by Level 3.

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911 CALL THROUGH TEST SCENARIOS

Scenario 1	Expected Results	Actual Results

Test call placed from valid NPA-NXX- XXXX with Registered Location record processed in appropriate Automatic Location Identification (ALI) Data Management System; call delivered to Level 3 by Vonage to Level 3 in accordance with Section 3.B of the ECR Service Schedule.

	Call should complete to the Primary PSAP with the correct ANI and ALI.	Notes:

Test Number:	PSAP:	Pass	☐	Fail	☐

	ANI:	Pass	☐	Fail	☐

	ALI:	Pass	☐	Fail	☐

Tester will request the PSAP Attendant place a return call to the number under test.	Call Completes from PSAP to ANI under test.	Pass	☐	Fail	☐

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Exhibit “E”

Test PSAPs

PSAP Name	State	LEC
Portland-Bureau of Emergency Communications	OR	Qwest
Redwood City Police Department	CA	SBC
Tarrant County Sheriff’s Department	TX	SBC - SWBT
Miami-Dade Police Department	FL	Bell South
Raleigh-Wake County	NC	Bell South
Montgomery County Police Communications Center	MD	Verizon
Randolph County Emergency Communications To be mutually agreed.	NC	Sprint

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